Exhibit 5.1

Connect Biopharma Holdings Limited 3580 Carmel Mountain Road, Suite 200 San Diego California 92130 United States of America (Addressee) 15 May 2026

Cayman Office Appleby (Cayman) Ltd. 9th Floor, 60 Nexus Way Camana Bay, Grand Cayman PO Box 190, KY1-1104 Cayman Islands Tel +1 345 949 4900 applebyglobal.com

Dear Sir or Madam

Connect Biopharma Holdings Limited

We have acted as Cayman Islands legal advisers to Connect Biopharma Holdings Limited (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, to date of the Company’s registration statement on Form F-3 dated 15 May 2026, including all amendments or supplements thereto (the “Registration Statement”) relating to the resale of up to 6,130,000 ordinary shares of the Company with par value $0.000174 each (the “Ordinary Shares”), as more particularly described in the Registration Statement.

1.  DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1  The certificate of incorporation dated 20 November 2015 issued by the Registrar of Companies in the Cayman Islands.

1.2  The fifth amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 12 March 2021, effective 23 March 2021 (the “Memorandum and Articles”).

1.3  A copy of the resolutions of the board of directors of the Company dated 29 March 2026 (the “Directors’ Resolutions”).

1.4  A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

Appleby (Cayman) Ltd. (the Legal Practice) is a company limited by shares incorporated in the Cayman Islands and approved and recognised under the Legal Practitioners (Incorporated Practice) Regulations 2006 (as amended). “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.	Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

1.5  A certificate of good standing dated 12 May 2026 issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6  The securities purchase agreement dated 29 March 2026 between the Company and the purchasers named therein.

1.7  The Registration Statement.

2.   ASSUMPTIONS

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1  The Registration Statement has been authorised and duly filed with the Commission in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2  Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.3  All signatures, initials and seals are genuine.

2.4  The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into and perform their respective obligations in connection with the resale of the Ordinary Shares contemplated by the Registration Statement.

2.5  There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from filing the Registration Statement with the Commission or facilitating the resale of the Ordinary Shares.

2.6  No monies paid to or for the account of any party in connection with the resale of the Ordinary Shares represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.7  There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.2 of the opinion letter, we have not inspected) which would or might affect the opinions set out below.

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2.8  There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.9  No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for or purchase any of the Ordinary Shares.

2.10 The Ordinary Shares have been validly issued at not less than their par value and remain fully paid.

3.  OPINION

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1  The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2  The authorised share capital of the Company is US$76,560 divided into (i) 400,000,000 ordinary shares of a par value of US$0.000174 each, and (ii) 40,000,000 preferred shares of a par value of US$0.000174 each, of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

3.3  The Ordinary Shares being offered for resale pursuant to the Registration Statement are validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4.  QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1  To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2  The obligations assumed by the Company under the Registration Statement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)  enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors;

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(b)  enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)   where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)  some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.3  We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

4.4  We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Registration Statement and enforce the remainder of the Registration Statement, or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.5  Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.6  In this opinion the phrase “non-assessable” means, with respect to the issuance of shares in the Company, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.7  The obligations of the Company may be subject to restrictions pursuant to:

(a)  United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)  sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

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Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement and express no opinion or observation upon the terms of any such document.

Your faithfully

/s/ Appleby (Cayman) Ltd.

Appleby (Cayman) Ltd.

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